Exhibit 4.1

Advanced Semiconductor Engineering, Inc.
Articles of Incorporation
(Translation)

Chapter One:   General Principles

Article 1.      This company is called日月光半導體製造股份有限公司, and is registered as a company limited by shares according to the Company Law.  The English name of this company is Advanced Semiconductor Engineering, Inc.

Article 2.      This company is engaged in the following businesses:

(1)	The manufacture, assembly, processing, test and export of various types of integrated circuitry;
(2)	The research, development, design and manufacture, assembly, processing, test and export of various computers, electronics, communications, information products and their peripheral products;
(3)	General import and export trading business (excluding the approved businesses requiring special permits);
(4)	CC01080 Electronic parts and components manufacture business;
(5)	CC01990 Other mechanical, electronic and mechanical devices manufacture businesses (integrated circuit lead frame, ball grid array substrate and flip chip substrate);
(6)	F119010 Electronic material wholesale business;
(7)	F219010 Electronic material retail business;
(8)	I199990 Other consulting service businesses (technical and counseling service for integrated circuit lead frame, ball grid array substrate and flip chip substrate);
(9)	JE01010 Leasing business; and
(10)	ZZ99999 All other businesses not prohibited or restricted by laws and regulations except businesses requiring special permits.

Article 3.      The investment made by this company in other companies as limited liability shareholder thereof is not subject to the limitation that such investment shall not exceed a certain percentage of the paid-in capital as set forth in the Company Law.

Article 4.      This company may provide guaranty.

Article 5.      This company's headquarters are located in the Nantze Export Processing Zone, Kaohsiung, Taiwan, R.O.C. and may set up domestic or foreign branch offices as resolved by the Board of Directors, if necessary.

Chapter Two: Shares

Article 6.      This company's total capital is NT$ 95 billion divided into 9.5 billion shares with a par value of NT$10 per share.  Stock options worth NT$8 billion are set aside for employee subscription.  The Board of Directors is authorized to issue the unissued shares in installments if deemed necessary for business purposes.

Article 7.      The share certificates shall be in registered form and have the signatures or seals of at least three directors of this company and shall be legally authenticated before issuance. In accordance with the provisions set forth in Article 162.2 of the Company Law, this company may choose to not provide share certificates in print form.

Article 8.      No registration of share transfer shall be made within sixty days before each regular shareholders meeting, or within thirty days before each extraordinary shareholders meeting or five days before the record date for dividends, bonuses or other distributions as determined by this company.

Article 9.      The rules governing stock affairs of this company shall be made pursuant to the laws and the regulations of the relevant authorities.

Chapter Three:   Shareholders Meeting

Article 10.    Shareholders meetings include regular meetings and extraordinary meetings.  Regular meetings shall be convened by the Board of Directors once annually within 6 months after the end of each fiscal year.  Extraordinary meetings will be held according to the law whenever necessary.

Article 11.    Shareholders meetings shall be convened by written notice stating the date, place and purpose dispatched to each shareholder at least 30 days, in the case of regular meetings, and 15 days, in the case of extraordinary meetings, prior to the date set for such meeting.

Article 12.    Unless otherwise required by the Company Law, shareholders resolutions shall be adopted by at least a majority of the votes of shareholders present at a shareholders meeting who hold a majority of all issued and outstanding shares of this company.

Article 13.    Each shareholder of this company shall have one vote per share, unless otherwise provided by Article 179 of the Company Law.

Article 14.    Any shareholder, who for any reason is unable to attend shareholders meetings, may execute a proxy printed by this company, in which the authorized matters shall be expressly stated, to authorize a proxy to attend the meeting for him.  Such proxy shall be submitted to this company at least 5 days prior to the shareholders meeting.

Article 15.    The shareholders meeting shall be convened by the Board of Directors unless otherwise stipulated in the Company Law, and the person presiding over the meeting will be the Chairman of the Board of Directors (the “Chairman”).  If the Chairman is on leave or for any reason can not discharge his duty, Paragraph 3 of Article 208 of the Company Law should apply.  If the shareholders meeting is called by a person entitled to do so other than the Chairman, that person shall act as the Chairman.  If two or more persons are entitled to call the shareholders meeting, those persons shall elect one to act as the Chairman.

Chapter Four:   Directors, supervisors and managers

Article 16.    This company shall have seven to nine directors, of which there shall be two independent directors and five to seven non-independent directors, and also five to seven supervisors to be elected by the shareholders’ meeting from candidates with legal capacity.  Each director and supervisor shall hold office for a term of three years, and may continue to serve in the office if re-elected.  The election of the directors and supervisors of this company shall be conducted pursuant to Article 198 and relevant regulations of the Company Law. When handling the aforementioned election of directors, the election of independent directors and non-independent directors should be held together, with the names of the elected separately calculated, and those that receive more ballots that represent voting rights will be elected as independent directors or non-independent directors.

Article 16 (1): The election of this company’s independent directors uses the candidate nomination system. Shareholders holding 1% or more of this company’s issued shares and the board of directors shall nominate a list of candidates for independent director. After the Board of Directors examines the qualifications of the candidate(s) for serving as an independent director, the names are sent to the shareholders meeting for election. If the shareholders meeting is convened by another person with the authority to convene the meeting, after such person examines the qualifications of the candidate(s) for serving as an independent director, the names are sent to the shareholders meeting for election. All matters regarding the acceptance method and announcement of the nomination of candidates for independent director will be handled according to the Company Law, the Securities Exchange Law, and other relevant laws and regulations.

Article 16 (2): The remuneration of this company’s independent directors is set at NT$2 million per person annually. For those that do not serve a full year, the remuneration will be calculated in proportion to the number of days of the term that were actually served.

Article 17.    The Board of Directors is constituted by directors.  Their powers and duties are as follows:

(1).	Preparing business plans;
(2).	Preparing surplus distribution or loss make-up proposals;
(3).	Preparing proposals to increase or decrease capital;
(4).	Reviewing material internal rules and contracts;
(5).	Hiring and discharging the general manager;
(6).	Establishing and dissolving branch offices;
(7).	Reviewing budgets and audited financial statements; and
(8).	Other duties and powers granted by or in accordance with the Company Law or shareholders resolutions.

Article 18.    The Board of Directors is constituted by directors, and the Chairman and Vice Chairman are elected by the majority of the directors at a board meeting at which over two-thirds of the directors are present.  If the Chairman is on leave or for any reason can not discharge his duties, his acting proxy shall be elected in accordance with Article 208 of the Company Law.

Article 19.    Board of Directors meetings shall be convened by the Chairman, unless otherwise stipulated by the Company Law.  Board of Directors meetings can be held at the place that this company is headquartered, or at any place that is convenient for the directors to attend and appropriate for the meeting to be convened, or via teleconference.

Article 19.1  Directors and supervisors shall be notified of board meetings in writing via email or facsimile seven days prior to the meeting. However, in case of any emergency, a board meeting may be convened at any time.

Article 20.    A director may execute a proxy to appoint another director to attend the Board of Directors meeting and to exercise the voting right, but a director can accept only one proxy.

Chapter Five:   Managers

Article 21.    This company has one general manager.  The appointment, discharge and salary of the general manager shall be managed in accordance with Article 29 of Company Law.

Chapter Six:   Accounting

Article 22.    The fiscal year of this company starts from January 1 and ends on December 31 every year.  At the end of each fiscal year, the Board of Directors shall prepare financial and accounting books in accordance with the Company Law and submit them to the regular shareholders meeting for recognition.

Article 23.    The annual net income ("Income") shall not be distributed before:

(1)	Making up losses, if any;
(2)	10% being set aside as legal reserve;
(3)	A special reserve being set aside pursuant to the laws or regulation of governmental authority;
(4)
Setting aside a special reserve equal to the (unrealized) investment income under equity method for long-term investment, excluding cash dividends (the realized income shall be classified as earnings for distribution); and

If any Income remains, it shall be distributed as follows:

(5)	Not more than 2% of the balance (i.e., the Income deducting (1) to (4) above) as compensation to directors and supervisors;
(6)
Not less than 7% and not more than 10% of the balance (i.e. the Income deducting (1) to (4) above) as bonus to employees (the 7% portion being distributed to all employees in the form of stock bonus in accordance with the employee bonus rules, while the portion exceeding 7% being distributed to individual employees (having special contributions) in accordance with the rules made by the board of directors with the authority granted hereby); and

(7)	The remainder is distributed in proportion to the aggregate amount of outstanding shares proposed by the board.

"Employees" referred to in subparagraph (6) above include employees of affiliated companies meeting certain qualifications. Such qualifications are to be determined by the Board of Directors.

Article 24     This Company is at the stage of stable growth.  In order to accommodate the capital demand for the present and future business development and satisfy the shareholder's demand for the cash, the Residual Dividend Policy is adopted for the dividend distribution of this Company.  The ratio for cash dividends shall be no less than 30% of the total dividends; and the residual dividends shall be distributed in form of stocks in accordance with the distribution plan proposed by the board and resolved by the shareholders meeting.

Chapter Seven:   Appendix

Article 25.     The constitutive rules and the operation rules of this company shall be stipulated otherwise.

Article 26.     Any matter not covered by these Articles of Incorporation shall be subject to the Company Law.

Article 27.     These Articles of Incorporation were enacted on March 31, 1984 as approved by all the promoters.

The first amendment was made on May 3, 1984.
The second amendment was made on June 11, 1984.
The third amendment was made on June 25, 1984.
The fourth amendment was made on May 28, 1986.
The fifth amendment was made on July 10, 1986.
The sixth amendment was made on September 1, 1988.
The seventh amendment was made on May 28, 1988.
The eighth amendment was made on July 18, 1988.
The ninth amendment was made on September 1, 1988.
The tenth amendment was made on October 30, 1988.
The eleventh amendment was made on November 24, 1988.
The twelfth amendment was made on December 5, 1988.
The thirteenth amendment was made on February 21, 1989.
The fourteenth amendment was made on December 11, 1989.
The fifteenth amendment was made on March 31, 1990.
The sixteenth amendment was made on March 30, 1991.
The seventeenth amendment was made on April 11, 1992.
The eighteenth amendment was made on April 28, 1993.
The nineteenth amendment was made on March 21, 1994.
The twentieth amendment was made on March 21, 1995.
The twenty-first amendment was made on April 8, 1996.
The twenty-second amendment was made on April 12, 1997.
The twenty-third amendment was made on March 21, 1998.
The twenty-fourth amendment was made on June 9, 1999.
The twenty-fifth amendment was made on 11 July 2000.
The twenty-sixth amendment was made on June 1, 2001.
The twenty-seventh amendment was made on June 21, 2002.

The twenty-eighth amendment was made on June 21, 2002.
The twenty-ninth amendment was made on June 19, 2003.
The thirtieth amendment was made on June 19, 2003.
The thirty-first amendment was made on June 15, 2004.
The thirty-second amendment was made on June 30, 2005.
The thirty-third amendment was made on June 21, 2006.
The thirty-fourth amendment was made on June 28, 2007.
The thirty-fifth amendment was made on June 19, 2008.
The thirty-sixth amendment was made on June 25, 2009.
The thirty-seventh amendment was made on June 14, 2010.
The thirty- eighth amendment was made on June 28, 2011.